Exhibit 10.30

U.S. BANCORP

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is made as of <Grant Date> (the “Grant Date”), by and between U.S. Bancorp (the “Company”) and <Participant Name> (the “Participant”), together with the Completed Exhibit A which is incorporated herein by reference (collectively, the “Agreement”), sets forth the terms and conditions of a performance restricted stock unit award representing the right to receive <Number of Target Awards Granted> shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The grant of this performance restricted stock unit award is made pursuant to the Company’s 2015 Stock Incentive Plan, which was approved by shareholders on April 21, 2015 (the “Plan”) and is subject to its terms. Capitalized terms that are not defined in the Agreement shall have the meaning ascribed to such terms in the Plan.

The Company and Participant agree as follows:

1.	Award

Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant a performance restricted stock unit award (the “Units”) entitling Participant to <Number of Target Awards Granted> performance restricted stock units (such number of units, the “Target Award Number”). The Target Award Number shall be adjusted upward or downward as provided in the Completed Exhibit A. The number of Units that Participant will receive under the Agreement, after giving effect to such adjustment, is referred to herein as the “Final Award Number.” Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of the Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to the Units granted hereunder are referred to as the “Shares.” The Completed Exhibit A sets forth (a) the performance period over which the Final Award Number will be determined (the “Performance Period”), and (b) the date on which the Final Award Number will be determined (the “Determination Date”).

2.	Vesting; Forfeiture

(a) Subject to Sections 2(b) and 2(c), the Units shall vest pursuant to the following rules:

(i) Time-Based Vesting Conditions. Except as otherwise provided in subsections (ii) through (v) below, if the Participant remains continuously employed by the Company or an Affiliate of the Company through the Scheduled Vesting Date as set forth in Exhibit A, the number of Units equal to the Final Award Number shall become vested on the Scheduled Vesting Date and will be settled in accordance with Section 3(a).

(ii) Continued Vesting Upon Separation From Service Due to Retirement or Disability. If Participant remains continuously employed by the Company or an Affiliate of the Company through the date of his or her Separation From Service (as defined in Section 10) with the Company or the Affiliate by reason of Retirement (as defined in Section 10) or Disability (as defined in Section 10) prior to the Scheduled Vesting Date, and provided such Separation From Service is not a Qualifying Termination (as defined in Section 10), the Final Award Number will be determined in accordance with Section 1 and a number of Units equal to the Final Award Number shall continue to vest on the Scheduled Vesting Date and will be settled in accordance with Section 3(a).

(iii) Acceleration of Vesting Upon Death. If, prior to the Scheduled Vesting Date, Participant (A) ceases to be an employee by reason of death while in the employ of the Company or any Affiliate, or (B) dies after a Separation From Service by reason of Retirement or Disability, then the Units will become vested in accordance with this subsection (iii). If such death occurs prior to the last day of the Performance Period, a number of Units equal to the Target Award Number will vest upon Participant’s death. If the death occurs on or after the last day of the Performance Period, then a number of Units equal to the Final Award Number will vest. Units that vest in accordance with this subsection (iii) shall be distributed to the Participant in accordance with Section 3(c).

(iv) Acceleration of Vesting Following a Qualifying Termination. If Participant remains continuously employed by the Company or an Affiliate of the Company through the date of a Qualifying Termination prior to the Scheduled Vesting Date, then the Units will become vested in accordance with this subsection (iv). If the Qualifying Termination occurs prior to the last day of the Performance Period, a number of Units equal to the Target Award Number will vest upon Participant’s Qualifying Termination. If the Qualifying Termination occurs on or after the last date of the Performance Period, then a number of Units equal to the Final Award Number will vest. Units that vest in accordance with this subsection (iv) shall be distributed to the Participant in accordance with Section 3(b). Notwithstanding the foregoing, if in connection with a Change in Control the Units are adjusted, or units in the acquiring or surviving entity are substituted for the Units, or the Plan is terminated, in each case as permitted under the Plan and in accordance with Section 409A, then the terms of such adjustment, substitution or plan termination will govern the treatment of the Units.

(v) Continued Vesting As a Result of Qualifying Severance. If Participant has been continuously employed by the Company or any Affiliate from the Grant Date until the date of a Qualifying Severance (as defined in Section 10) and the Scheduled Vesting Date is on or before the second anniversary of the Qualifying Severance, then the Units will become vested such that the Final Award Number will be determined in accordance with Section 1 and a number of Units equal to the Final Award Number shall continue to vest on the Scheduled Vesting Date. Units that vest in accordance with this subsection (v) shall be distributed to the Participant in accordance with Section 3(a).

Except as provided above in this Section 2(a), if Participant’s employment with the Company or an Affiliate terminates, any Units that have not vested at the time of the termination shall be immediately and irrevocably forfeited.

(b) Forfeiture if Violation of Confidentiality Agreement. Notwithstanding any other provision of this Agreement, Units that have not become vested previously may also be forfeited if Participant has not complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant at all times since the Grant Date.

(c) Special Risk-Related Cancellation Provisions. Notwithstanding any other provision of the Agreement, if at any time subsequent to the Grant Date the Committee determines, in its sole discretion, that Participant has subjected the Company to significant financial, reputational, or other risk by (i) failing to comply with Company policies and procedures, including the Code of Ethics and Business Conduct, (ii) violating any law or regulation, (iii) engaging in negligence or willful misconduct, or (iv) engaging in activity resulting in a significant or material control deficiency under the Sarbanes-Oxley Act of 2002, then all or part of the Units granted under the Agreement that have not been settled (and Shares delivered) at the time of such determination may be cancelled. If any Units are cancelled pursuant to this provision, Participant will have no rights with respect to the Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units and the right to receive Dividend Equivalents).

3.	Distribution of Shares with Respect to Units

Following the vesting of Units and following the payment of any applicable withholding taxes pursuant to Section 7 hereof, the Company shall cause to be issued and delivered to Participant (including through book entry) Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:

(a) Distribution on Schedule Vesting Date (Including for Retirement, Disability, and Qualifying Severance). As soon as administratively feasible following the Scheduled Vesting Date (but in no event later than December 31st of the year in which such Scheduled Vesting Date occurs), all Shares issuable pursuant to Units that become vested in accordance with subsections (i), (ii), and (v) of Section 2(a) shall be distributed to Participant.

(b) Qualifying Termination Distributions. As soon as administratively feasible following a Separation From Service in connection with a Qualifying Termination (and in any case no later than 60 days following such Separation From Service except as otherwise provided in this Section 3(b)), all Shares issuable pursuant to Units that become vested in accordance with Section 2(a)(iv) shall be distributed to Participant. Notwithstanding the foregoing, any Shares issuable to a Specified Employee (as defined in Section 10) as a result of a Separation From Service in connection with a Qualifying Termination will not be delivered to such Specified Employee until the date that is six months and one day after the date of the Separation From Service. If in connection with a Change in Control the Units are adjusted, or units in the acquiring or surviving entity are substituted for the Units, or the Plan is terminated, in each case as permitted under the Plan and in accordance with Section 409A, then the terms of such adjustment, substitution or plan termination will govern the treatment of the Units, including the time and manner of settlement of the Units.

(c) Distributions Following Death. As soon as administratively feasible following the death of a Participant (but in no event later than December 31 of the first calendar year following the calendar year in which the death occurred) all Shares issuable pursuant to Units that become vested pursuant to Section 2(a)(iii) shall be distributed to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution.

In the event that the number of Shares distributable pursuant to this Section 3 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.

4.	Rights as Shareholder; Dividend Equivalents

Prior to the distribution of Shares with respect to Units pursuant to Section 3 above, Participant shall not have ownership or rights of ownership of any Shares underlying the Units; provided, however, that Participant shall be entitled to accrue cash Dividend Equivalents on outstanding Units (i.e. Units that have not been forfeited, cancelled or settled), whether vested or unvested, if cash dividends on the Common Stock are declared by the Board on or after the Grant Date. Prior to the Determination Date, Participant will accrue cash Dividend Equivalents on Units equal to the Target Award Number. Specifically, when cash dividends are paid with respect to a share of outstanding Common Stock, an amount of cash per Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock will be accrued with respect to each Unit in Participant’s Target Award Number. On the Determination Date, the dollar amount of Participant’s cumulative accrued Dividend Equivalents as of the Determination Date will be multiplied by Participant’s Target Award Number Percentage to determine the amount of cash Dividend Equivalents that will be paid to Participant. Dividend Equivalents will be paid in cash as soon as administratively feasible following the date on which the underlying Units giving rise to the Dividend Equivalents are settled and paid out, but in no event later than December 31st of the year in which the underlying Units are distributed in accordance with Section 3. The Dividend Equivalents shall be treated as earnings on, and as a separate amount from, the Units for purposes of Section 409A of the Code.

5.	Restriction on Transfer

Except for transfers by will or the applicable laws of descent and distribution, the Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company and its Affiliates. No such attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise (except by will or laws of descent and distribution), shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares issuable with respect to the Units.

6.	Securities Law Compliance

The delivery of all or any of the Shares in accordance with this Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Common Stock is traded.

7.	Tax Withholding

In order to comply with all applicable federal, state, local and foreign income and payroll tax laws or regulations, the Company and its Affiliates may take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Without limiting the foregoing, the Company and its Affiliates may, but are not obligated to, permit or require the satisfaction of tax withholding obligations through net Share settlement at the time of delivery of Shares (i.e. the Company or Affiliate withholds a portion of the Shares otherwise to be delivered with a Fair Market Value, as such term is defined in the Plan, equal to the amount of such taxes, but only to the extent necessary to satisfy certain statutory withholding requirements to avoid adverse accounting treatment under ASC 718) or through an open market sale of Shares otherwise to be delivered, in each case pursuant to such rules and procedures as may be established by the Company.

8.	Miscellaneous

(a) The Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the Fidelity Website at www.netbenefits.com (or the website of any other stock plan administrator selected by the Company in the future).

(b) The Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c) Participant acknowledges that the grant, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. It is intended that the Award shall comply with Section 409A of the Code, and the provisions of the Agreement and the Plan shall be construed and administered accordingly. Any amendment or modification of the Award (to the extent permitted under the terms of the Plan), will be undertaken in a manner intended to comply with Section 409A, to the extent applicable. Notwithstanding the foregoing, there is no guaranty or assurance as to the tax treatment of the Award. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company, its Affiliates, or any of their employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting, amendment, or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company, its Affiliates, or any of their employees or representatives will pay or reimburse Participant for such taxes or other items.

9.	Venue

Any claim or action brought with respect to this Award shall be brought in a federal or state court located in Minneapolis, Minnesota.

10.	Definitions

For purposes of the Agreement, the following terms shall have the definitions as set forth below:

(a) “Change in Control” shall have the meaning ascribed to it in the Plan, but only if the event or circumstances constituting such change in control also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

(b) “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

(c) “Qualifying Severance” means Participant’s Separation From Service at least six months from the Grant Date pursuant to which the Participant is entitled (or would be entitled if he or she were a U.S. employee performing services in the U.S. for an eligible employer) to severance benefits under the U.S. Bank Severance Pay Program; provided, however, that if the Separation From Service occurs immediately following a leave of absence, the Separation From Service shall constitute a Qualifying Severance only if the leave of absence ends within six months of its commencement.

(d) “Qualifying Termination” means:

(i) Participant’s Separation From Service as a result of the Company’s termination of Participant’s employment for any reason other than Cause within 12 months following a Change in Control; or

(ii) Participant’s Separation From Service as a result of Disability within 12 months following a Change in Control; or

(iii) Participant’s Separation From Service (other than as a result of Participant’s termination of employment by the Company for Cause) within 12 months following a Change in Control, if, at the time of such Separation From Service, Participant is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following such Participant’s most recent date of hire by the Company or its Affiliates.

For purposes of this definition, the term Company shall be deemed to include any Person that has assumed this Award (or provided a substitute award to Participant) in connection with a Change in Control.

(e) “Retirement” means a Separation From Service (other than for Cause) by a Participant who is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following such Participant’s most recent date of hire by the Company or its Affiliates.

(f) “Separation From Service” means a Participant’s separation from service with the Company and its affiliates, as determined under Treasury Regulation section 1.409A-1(h)(1), provided, that the term “affiliate” shall mean a business entity which is affiliated in ownership with the Company and that is treated as a single employer under the rules of section 414(b) and (c) of the Code (applying the eighty percent common ownership standard).

(f) “Specified Employee” shall mean any Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations, determined in accordance with the rules set forth in the separate document entitled “U.S. Bank Specified Employee Determination.”

EXHIBIT A TO

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Exhibit A to the Performance Restricted Stock Unit Award Agreement sets forth the manner in which the Final Award Number will be determined for each Participant.

Definitions

Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan, and the Performance Restricted Stock Unit Award Agreement. The following terms used in the text of this Exhibit A and in the ROE Performance Matrix shall have the meanings set forth below:

“Company ROE Maximum” means         %.

“Company ROE Minimum” means         %.

“Company ROE Result” means the ROE achieved by the Company during the Performance Period.

“Company ROE Target” means         %.

“Determination Date” means the date on which the Final Award Number is determined, which date shall not be later than 45 days after the last day of the Performance Period.

“Final Award Number” means the “Final Award Number” determined in accordance with this Exhibit A.

“Peer Group Companies” means the following companies:                     .

“Peer Group ROE Ranking Maximum” means the          percentile.

“Peer Group ROE Ranking Minimum” means the          percentile.

“Peer Group ROE Ranking Target” means the          percentile.

“Peer Group ROE” means the ROE achieved by the Peer Group Companies during the Performance Period.

“Peer Group ROE Ranking” means the percentile rank of the Company ROE Result relative to Peer Group ROE.

“Performance Period” means the three-year period commencing on January 1, 20     and ending December 31, 20    ; provided, that performance shall be measured annually during the Performance Period.

“ROE” means the adjusted return on equity determined based on (a) net income applicable to the common shareholders of the company during the Performance Period, adjusted by: (i) deducting the provision for credit losses determined under the Current Expected Credit Losses (CECL) methodology net of the effective tax for the Performance Period, and (ii) adding net charge-offs net of the effective tax for the Performance Period, the sum of which is divided by (b) that company’s average common shareholders’ equity during the Performance Period.

“ROE Performance Matrix” means the ROE Performance Matrix set forth in this Exhibit A.

“Scheduled Vesting Date” means                 , 20        .

“Target Award Number” means the “Target Award Number” set forth in a Participant’s Performance Restricted Stock Unit Award Agreement.

“Target Award Number Percentage” means the “Target Award Number Percentage” determined in accordance with the ROE Performance Matrix and the related rules set forth in this Exhibit A.

Determination of Final Award Number

Each Participant has been granted a number of Units equal to the Target Award Number. The Target Award Number will be adjusted upward or downward depending on (a) whether the Company ROE Result is greater or less than the Company ROE Target, and (b) the Peer Group ROE Ranking. The Committee shall measure performance with respect to these performance goals following each calendar year during the Performance Period by calculating the Target Award Number Percentage for the year in accordance with the ROE Performance Matrix and related rules below. At the end of the Performance Period, the Target Award Number Percentage for each of the three years in the Performance Period will be averaged, and the Final Award Number for each Participant will be determined by multiplying (i) the average of the three Target Award Number Percentages by (ii) the Target Award Number.

ROE PERFORMANCE MATRIX

Company ROE Result (Vertical Axis)		Target Award Number Percentage
	Company ROE Maximum ( %) or more	75%	125%	150%
	Company ROE Target ( %)	50%	100%	125%
	Company ROE Minimum ( %) or less (but greater than zero)	25%	50%	75%

	Company ROE is 0% or less	0%	0%	0%

		Peer Group ROE Ranking Minimum or below	Peer Group ROE Ranking Target	Peer Group ROE Ranking Maximum or above
		Peer Group ROE Ranking (Horizontal Axis)

In determining the Target Award Number Percentage in accordance with the ROE Performance Matrix, the following rules will apply:

•

If the Company ROE Result is greater than the Company ROE Minimum and less than the Company ROE Target, the Target Award Number Percentage on the vertical axis will be determined by interpolation of the Company ROE Result between the Company ROE Minimum and the Company ROE Target.

•

If the Company ROE Result is greater than the Company ROE Target and less than the Company ROE Maximum, the Target Award Number Percentage on the vertical axis will be determined by interpolation of the Company ROE Result between the Company ROE Target and the Company ROE Maximum.

•

If the Peer Group ROE Ranking is greater than the Peer Group ROE Ranking Minimum and less than the Peer Group ROE Ranking Target, the Target Award Number Percentage on the horizontal axis will be determined by interpolation of the Peer Group ROE Ranking between the Peer Group ROE Minimum and the Peer Group ROE Target.

•

If the Peer Group ROE Ranking is greater than the Peer ROE Group Ranking Target and less than the Peer Group ROE Ranking Maximum, the Target Award Number Percentage on the horizontal axis will be determined by interpolation of the Peer Group ROE Ranking between the Peer Group ROE Target and the Peer Group ROE Maximum.

•

After the Target Award Number Percentage on each of the vertical axis and horizontal axis has been determined, the actual Target Award Number Percentage will be determined by interpolation of the data points (i.e., the percentages) set forth in the ROE Performance Matrix.

•	In no event shall the Target Award Number Percentage be greater than 150.0%.

The Final Award Number for each Participant shall be determined by the Committee on the Determination Date.

Committee Determinations

The Committee shall make all determinations necessary to arrive at the Final Award Number for each Participant. The Committee shall determine the Company ROE Result by reference to the Company’s audited financial statements as of and for each calendar year during the Performance Period. The Committee shall determine the Peer Group ROE Ranking by reference to publicly available financial information regarding the Peer Companies for each calendar year during the Performance Period. The Committee may adjust ROE during each calendar year during the Performance Period to exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) asset write-downs and discontinued operations; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) acquisitions, mergers or restructuring costs; (e) any change in applicable accounting rules or principles or the Company’s method of accounting; and (f) any other extraordinary or unusual items or events applied on a consistent basis. The Committee also may adjust the Peer Group Companies to account for members that cease to be a public company during the Performance Period (whether by merger, consolidation, liquidation or otherwise) and include additional companies consistent with previously approved methodology for selecting Peer Group Companies. Any determination by the Committee pursuant to this Exhibit A will be binding upon each Participant and the Company.

No Fractional Units

In the event the Final Award Number is a number of Units that is not a whole number, then the Final Award Number shall be rounded down to the nearest whole number.